UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2005

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 9, 2005, the Board of Directors of Wolverine Tube, Inc. (the “Company”) terminated the Company’s 2002 Supplemental Executive Retirement Plan (the “Plan”), effective December 16, 2005. The Company will take a non-cash, actuarially determined charge of approximately $2.6 million in the 4th quarter of 2005 related to the termination of the Plan. As a result of the termination of the Plan, the Company estimates that it will reduce its 2006 pension expense by approximately $0.5 million and annually thereafter by approximately $0.4 million.

The Plan was established in 2002 to supplement the retirement income benefits provided to eligible executives under the Company’s qualified retirement plan, its non-qualified excess benefit retirement plan and certain individual arrangements. The Plan provided retirement benefits to executives who were employed at the level of senior vice president or above, and who were approved for participation by the Compensation Committee of the Board of Directors upon the recommendation by the Chief Executive Officer. The Plan provided for a monthly benefit to the participant at the normal retirement age of 65 equal to fifty-five percent (55%) of his final average compensation reduced by benefits paid under the Company’s qualified and non-qualified retirement plans, and the age 65 Social Security benefit. In the case of Dennis J. Horowitz, the annual benefit payable increased by $6,000 for each year of service. To be eligible for a benefit, the participant must have attained age fifty-five when he terminated employment and completed twelve or more years of service, except that James E. Deason and Mr. Horowitz were exempted from the service requirement. Final average compensation used to calculate Plan benefits were to be based upon compensation in the highest three calendar years of the last ten calendar years of employment. Such compensation was based upon compensation as defined under the Company’s qualified retirement plan except that (i) it was not subject to the limitation applicable under the qualified retirement plan; (ii) an entire bonus amount was to be recognized or a bonus equal to 25% of base pay was to be assumed if the actual bonus was less; (iii) bonuses were to be recognized in the year earned rather than when paid; and (iv) base and bonus pay received after a change in control were to be recognized in the plan year to which it was attributable even if it was received in a lump sum.

Benefits under the Plan were payable in the form of an annuity or in the form of a lump sum payment as elected by the participant. The benefit payable to a participant who retired before the normal retirement age of 65 was reduced at a rate of 2.5% for each of the first ten years the benefit payment date preceded the normal retirement age. Social Security benefits were not offset from the benefit until the participant reached age 65. If benefits became payable before age 55 following a change in control, the benefit was further reduced on an "actuarial equivalent" basis from age 55 to the participant's age when benefits began. Benefits became fully vested upon a change in control and were immediately payable in the event of a termination of employment following the change in control. In the case of Mr. Horowitz, in the event of a change of control, his assumed age was his actual age plus the period following his termination of service for which he received payments under his change of control agreement.

At the time of the termination of the Plan, there were 4 participants: Dennis J. Horowitz, Johann R. Manning, Jr., Keith I. Weil, and Gary K. Johnson. No current participants were vested under the Plan at the Plan termination date other than Mr. Horowitz. Mr. Deason, who retired on

March 31, 2005, received his vested Plan benefits and did not resume participation in the Plan upon his rejoining the Company on November 7, 2005. With the exception of Mr. Horowitz (who retired on December 9, 2005 and whose Plan benefits will be payable in 2006), no further benefits will be payable to any participant under the Plan. Benefits due to Mr. Horowitz will be paid from funds previously transferred by the Company to a rabbi trust and from the general assets of the Company.

The Plan was exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA.

The full text of the Plan was attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002.

There are no material relationships between the participants of the Plan and the Company other than with respect to their employment or previous employment with, or in certain cases service as a director of or consultant to, the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: December 15, 2005

WOLVERINE TUBE, INC.

By: /s/	JAMES E. DEASON

James E. Deason

Senior Vice President, Chief

Financial Officer and Secretary